Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-121098) of Kyocera Corporation on Form S-8 of our report dated June 26, 2012 on our audits of the financial statements of KMA Retirement Plan as of and for the year ended December 31, 2011, which report is included in this annual report on Form 11-K filed on or about June 26, 2012.

/s/ EISNERAMPER LLP

Edison, New Jersey

June 26, 2012